AMENDMENT TO AWARD AGREEMENTS
SENSATA TECHNOLOGIES HOLDING PLC
WHEREAS, the Company maintains the Sensata Technologies Holding plc 2021 Equity Incentive Plan (the “Plan”);
WHEREAS, the Company granted Brian Roberts (the “Participant”) a restricted stock unit (“RSU”) award under the Plan pursuant to an award agreement with a grant date of April 1, 2024 (the “RSU Award Agreement”);
WHEREAS, the Company granted the Participant a performance-based RSU award under the Plan pursuant to an award agreement with a grant date of April 1, 2024 (the “PRSU Award Agreement”); and
WHEREAS, the Company and Participant now deem it advisable to amend the RSU Award Agreement and PRSU Award Agreement.
NOW, THEREFORE, the RSU Award Agreement and PRSU Award Agreement are amended as follows, effective April 26, 2024:
1.The first sentence of Section 4(e) of the RSU Award Agreement is replaced in its entirety with the following:
Qualifying Termination. Upon a Qualifying Termination, unvested Units that otherwise would have vested within twelve (12) months of the Participant’s Termination Date shall vest in full on the Participant’s Termination Date.

2.The first sentence of Section 4(e) of the PRSU Award Agreement is replaced in its entirety with the following:
Qualifying Termination. Upon a Qualifying Termination, unvested PRSUs that otherwise would have vested within twelve (12) months of the Participant’s Termination Date shall vest on the Participant’s Termination Date in full at the sum of the banked amounts for those Performance Year(s) completed (if any) plus Target for any uncompleted Performance Year(s).

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officer, has executed this Agreement effective as of the date first above written.

SENSATA TECHNOLOGIES HOLDING PLC
By:

__/s/ Andrew C. Teich___________________
Name: Andrew C. Teich
Title: Chairman of the Board
Accepted and Agreed:

__/s/ Brian Roberts__________________
Brian Roberts